Exhibit 99.1

Der Spiegel                          (The Mirror)                        Page: 67

March 27, 2006                     Edition 1321285                    Commerce

P h a r m a c e u t i c a l   I n d u s t r y

“There's music within”

Bayer`s Chairman of the Board, Werner Wenning, 59, on the planned purchase of what is their competitor to-date, Schering.

Speigel: If Schering was so attractive to you, why have you waited to make your purchase offer until you had to outbid another aggressor — namely Merck?

Wenning: Now is the right time. We first had to endure and be successful in a deep-reaching restructuring.  Now the organization is bear a load again and we can pursue our strategic goal once more of developing out pharmaceutical sector.

Spiegel: Then you must have almost been thankful towards Merck?

Wenning: In the very least the offer of Merck gave us at the right moment the impetus to act quickly. We will be specializing in pharmaceutical specialties with our business, that is medicaments predominantly for skilled practitioners, and with Schering as the number seven worldwide. The revenues from the first nine products of both companies grew in the last year around 20 pro cent. There is music therein.

Spiegel: Merck’s offer of 77 Euros per share of Schering was generous then.  You want 86 — almost 2 billion Euros more.  Isn’t that too expensive?

Wenning: We calculated and we came to the conclusion that the stockholders will soon make a profit.

Spiegel: 6000 positions will be lost due to the takeover. Where will these occur?

Wenning: That is a number world-wide.  It is based on experiences coming from similar transactions.  We and Schering are active in over one-hundred countries with two organizations.  Where in detail which jobs prove to be dispensable will first emerge in time.

Speigel: What did your tell Klaus Wowereit, the presiding Mayor of Berlin, where Schering has its headquarters? Will less people work there in the future?

Wenning: In the future a business of over nine billion Euros will be managed from Berlin.   How the team will be put together there will be discussed together.

Spiegel: Can you foreclose that indeed one won’t steal your bride from right underneath your nose at the last moment.

Wenning: We made a competitive offer.  The Chairman of Schering supports this offer. Merck has retreated.

                                                                                                                                                                        Accuracy LLC